As filed with the Securities and Exchange Commission on May 21, 2026

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ross Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

5130 Hacienda Drive
Dublin, California
(Address of Principal Executive Offices)

94-1390387
(I.R.S. Employer Identification No.)

94568
(Zip Code)

Ross Stores, Inc. 2026 Equity Incentive Plan
(Full title of the plan)

Ken Jew, Group Senior Vice President,
General Counsel and Corporate Secretary
Ross Stores, Inc.
5130 Hacienda Drive
Dublin, California 94568
(925) 965-4400
(Name, address and telephone number, including area code, of agent for service)
_____________________________________________

With copies to:
Bradley J. Rock, Esq.
Eric H. Wang, Esq.
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, California 94105
(415) 836-2500
_____________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Ross Stores, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(a)The Registrant’s Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), containing audited financial statements for the Registrant’s fiscal year ended January 31, 2026, as filed with the SEC on March 31, 2026 (and incorporating by reference portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 7, 2026).
(b)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.
(c)The description of the Registrant’s Common Stock contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended February 1, 2020, filed with the SEC on March 31, 2020.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, and corresponding information furnished under Item 9.01 as an exhibit thereto, unless otherwise indicated therein, including any exhibits included with such Items) but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein (or in any document subsequently filed with the Securities and Exchange Commission which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not thereafter be deemed to constitute a part of this Registration Statement or any Prospectus hereunder, except as so modified or superseded.
Item 4.    Description of Securities.
Inapplicable.

Item 5.    Interests of Named Experts and Counsel.
Inapplicable.
Item 6.    Indemnification of Directors and Officers.
Section 102(b) of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Certificate of Incorporation which eliminate, to the fullest extent permissible under Delaware law, the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.
Section 145 of the DGCL provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
Section 145 of the DGCL provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7.    Exemption from Registration Claimed.
Inapplicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1
Certificate of Incorporation of Ross Stores, Inc. as amended (Corrected First Restated Certificate of Incorporation, dated March 17, 1999, together with amendments thereto through Amendment of Certificate of Incorporation dated May 29, 2015) incorporated by reference to Exhibit 3.1 to the Form 10-Q filed by Ross Stores, Inc. for its quarter ended August 1, 2015.

4.2	Amended and Restated Bylaws of Ross Stores, Inc. (as amended March 8, 2023), incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Ross Stores, Inc. on March 14, 2023.

4.3
Description of Common Stock of Ross Stores, Inc., incorporated by reference to Exhibit 4.5 to the Form 10-K filed by Ross Stores, Inc. for its year ended February 1, 2020, filed with the SEC on March 31, 2020.

5	Legal Opinion of DLA Piper LLP (US).
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in signature page to this Registration Statement).

99	Ross Stores, Inc. 2026 Equity Incentive Plan, incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 7, 2026.

107	Filing Fee Table.

Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on May 20, 2026.
ROSS STORES, INC.
By:     /s/ Ken Jew
Ken Jew
Group Senior Vice President, General Counsel and Corporate Secretary
POWER OF ATTORNEY
The officers and directors of Ross Stores, Inc. whose signatures appear below hereby constitute and appoint Michael J. Hartshorn and Ken Jew, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that each attorney and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ James G. Conroy	Chief Executive Officer, Director (Principal Executive Officer)	May 20, 2026
James G. Conroy
/s/ William W. Sheehan II	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2026
William W. Sheehan II
/s/ Jeffrey P. Burrill	Group Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 20, 2026
Jeffrey P. Burrill
/s/ K. Gunnar Bjorklund	Director	May 20, 2026
K. Gunnar Bjorklund
/s/ Michael J. Bush	Director	May 20, 2026
Michael J. Bush
/s/ Edward G. Cannizzaro	Director	May 20, 2026
Edward G. Cannizzaro
/s/ Sharon D. Garrett	Director	May 20, 2026
Sharon D. Garrett
/s/ Michael J. Hartshorn	Group President and Chief Operating Officer, Director	May 20, 2026
Michael J. Hartshorn
/s/ Stephen D. Milligan	Director	May 20, 2026
Stephen D. Milligan
/s/ Patricia H. Mueller	Director	May 20, 2026
Patricia H. Mueller /s/ Doniel N. Sutton	Director	May 20, 2026
Doniel N. Sutton

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1
Certificate of Incorporation of Ross Stores, Inc. as amended (Corrected First Restated Certificate of Incorporation, dated March 17, 1999, together with amendments thereto through Amendment of Certificate of Incorporation dated May 29, 2015) incorporated by reference to Exhibit 3.1 to the Form 10-Q filed by Ross Stores, Inc. for its quarter ended August 1, 2015.

4.2	Amended and Restated Bylaws of Ross Stores, Inc. (as amended March 8, 2023), incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Ross Stores, Inc. on March 14, 2023.

4.3	Description of Common Stock of Ross Stores, Inc., incorporated by reference to Exhibit 4.5 to the Form 10-K filed by Ross Stores, Inc. for its year ended February 1, 2020.

5 *	Legal Opinion of DLA Piper LLP (US).
23.1 *	Consent of Independent Registered Public Accounting Firm.
23.2 *	Consent of Counsel (included in Exhibit 5).
24 *	Power of Attorney (included in signature page to this Registration Statement).
99	Ross Stores, Inc. 2026 Equity Incentive Plan, incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 7, 2026.

107 *	Filing Fee Table.

* Filed herewith